UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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April 30, 2014

To our stockholders:

We invite you to attend our Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at our national headquarters, 5151 Corporate Dr., Troy, Michigan 48098 on May 29, 2014 at 10:30 a.m., Eastern Time. Many of our directors and officers as well as representatives of Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm for 2013, will be present to respond to questions that you may have.

Enclosed is a notice setting forth the business expected to come before our annual meeting, the proxy statement, the proxy card, and a copy of our 2013 Annual Report to Stockholders. Please read the enclosed proxy statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us.

The Board of Directors has fixed the close of business on March 31, 2014 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your vote or your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the internet or by telephone. You also have the option of voting by completing, signing, dating and returning the enclosed proxy card. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

Thank you for your continuing support.

Sincerely,

/s/ Alessandro P. DiNello
Alessandro P. DiNello
President and Chief Executive Officer

2

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on May 29, 2014 at 10:30 a.m., Eastern Time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan, 48098, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying proxy statement:

1.	to elect seven directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified;

2.	to adopt an advisory (non-binding) resolution to approve named executive officer compensation;

3.	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

As of the date of initial mailing of this proxy statement, the Board of Directors is not aware of any other business to come before the Annual Meeting.
The Board of Directors recommends that stockholders vote “FOR” each of the director nominees (Proposal 1), and “FOR” Proposals 2 and 3.

Proxies solicited hereby authorize the named proxies to take action on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record of our common stock at the close of business on March 31, 2014 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof, and a complete list of stockholders entitled to vote will be available for inspection at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christine M. Reid
Christine M. Reid
Secretary

Troy, Michigan
April 30, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2014.
The Notice of Annual Meeting of Stockholders and the proxy statement relating to the Annual Meeting, as well as the 2013 Annual Report to Stockholders, are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy. These materials are first being mailed to stockholders beginning on or about April 30, 2014.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.  IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN ADVANCE OF THE MEETING, IN PERSON OR BY PROXY.  IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING IN PERSON, YOU MUST OBTAIN FROM THE RECORD HOLDER OF YOUR SHARES AND BRING WITH YOU A PROXY FROM THE RECORD HOLDER ISSUED IN YOUR NAME.

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

May 29, 2014

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (“Flagstar” or the “Company”). It contains information regarding the 2014 Annual Meeting of Stockholders (the “Annual Meeting,”) of the Company, which will be held on May 29, 2014 at 10:30 a.m., Eastern Time, at the national headquarters of the Company and Flagstar Bank, FSB (the “Bank”), 5151 Corporate Dr., Troy, Michigan, 48098. This Proxy Statement will be available on the internet, and is first being mailed to stockholders, on or about April 30, 2014. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 29, 2014. If you are a stockholder of record of our common stock on the Record Date (defined below), you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of Baker Tilly Virchow Krause, LLP (“Baker Tilly”), our independent registered public accounting firm for 2013, will be present to respond to questions that you may have.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and named executive officers, and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on March 31, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

As of the Record Date, we had 56,221,056 outstanding shares of common stock. Each outstanding share of common stock entitles its holder, determined as of the Record Date, to one vote on each matter to be voted upon at the Annual Meeting.

What matters will be submitted to stockholders at the Annual Meeting?

At the Annual Meeting you will be asked to vote on each of the following matters:

1.	to elect seven directors to the Board. Our nominees are Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, James A. Ovenden, Peter Schoels, and David L. Treadwell;

2.	to adopt an advisory (non-binding) resolution to approve named executive officer compensation; and

3.	to ratify the appointment of Baker Tilly as our independent registered public accounting firm for the year ending December 31, 2014.

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournment thereof. As of the date of this Proxy Statement, we know of no additional matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that stockholders vote:

1.	“FOR” the election of the Company’s seven director nominees named in this Proxy Statement;

2.	“FOR” the adoption of the advisory (non-binding) resolution to approve named executive officer compensation; and

3.	“FOR” the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for the year ending December 31, 2014.

How many shares must be present to hold the Annual Meeting and what are the required votes to approve the proposals at the Annual Meeting?

Quorum Requirement: Michigan law and our bylaws (the “Bylaws”) require that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 28,110,529 shares of common stock will be required to establish a quorum.

Required Votes:    Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.

1.
Election of Directors. Each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast with respect to the director nominee at the Annual Meeting. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. Abstentions and broker non-votes will have no effect on the election of directors because they will not be counted as votes cast. Cumulative voting is not permitted.

2.
Advisory (Non-binding) Resolution to Approve Named Executive Officer Compensation. Adoption of an advisory resolution approving the compensation of the named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast. While this vote is advisory and therefore not binding on us, the Compensation Committee or the Board, we value the opinions of our stockholders. Accordingly, the Board will take the results of this vote under advisement and will consider our stockholders' concerns when making future decisions regarding our executive compensation programs.

3.
Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on this proposal because they will not be counted as votes cast.

What is an abstention, and how will it affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present, in person or by proxy, and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum. As described above, abstentions will have no effect on the results of the vote with respect to any of the proposals to be voted on by stockholders at the Annual Meeting.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to “non-routine” matters. Proposals 1 (election of directors) and 2 (advisory vote to approve named executive officer compensation) are considered non-routine matters, and Proposal 3 (ratification of independent registered public accounting firm) is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine Proposals 1 and 2 and therefore there may be broker non-votes on those proposals. Broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained, and, as described above, broker non-votes will have no effect on the voting results for Proposals 1 and 2. A broker or other nominee may vote without instructions on Proposal 3. Shares represented by broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this Proxy Statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How may I cast my vote?

If you are the stockholder of record: You may vote in person at the Annual Meeting or, in advance of the Annual Meeting, by one of the following methods:

1. By Telephone - You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your notice or proxy card to vote by telephone;

2. By Internet - You can vote via the internet by following the instructions on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet; or

3. By Mail - You can vote by completing, dating, signing and returning the proxy card.

If you submit a signed proxy card, the proxies identified on the proxy card will vote the shares in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

Telephone and internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the internet until 11:59 p.m. on May 28, 2014. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your vote or proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You are a beneficial owner and not a stockholder of record, and therefore must provide instructions to the broker or nominee as to how your shares held by them should be voted. Your bank, broker or other nominee will vote such shares in accordance with your instructions. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions that your bank or broker provides. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

How may I revoke or change my vote?

If you are the stockholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1.	attending the Annual Meeting and voting your shares in person;

2.	re-voting your shares on the internet or by telephone prior to May 29, 2014;

3.	submitting prior, to May 29, 2014, a new executed proxy card bearing a date that is later than the date on your most recently submitted proxy card; or

4.	delivering written notice to our Secretary for receipt prior to May 29, 2014, stating that you are revoking your proxy.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those voting instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Our inspectors of election for the Annual Meeting, Danielle Tatum and Connie Atallah, will receive and tabulate the votes.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee for director is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and any other matter that may properly come before the Annual Meeting. For more information on submitting matters to us, see “Stockholder Proposals for the 2015 Annual Meeting” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters in accordance with the recommendations of the Board. As of the date of this Proxy Statement, we do not know of any other matters that are to come before the Annual Meeting.
How will the votes be counted at the Annual Meeting?
The votes will be counted by the inspector of election appointed for the Annual Meeting.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.
What is “householding” and how does it work?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions at the above telephone number or address, or by sending a written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Dr., Troy, Michigan 48098.
What do I need for admission to the Annual Meeting?
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of nine directors. Pursuant to our Amended and Restated Articles of Incorporation, as amended (the “Articles”), the term of a director is one year. At the Annual Meeting, the terms of all of the current directors will expire. The Board has nominated seven of the nine existing directors to serve for a new one-year term ending at the 2015 annual meeting of stockholders or until their respective successors, if any, are duly elected and qualified. Current Board members Walter Carter and Michael J. Shonka will not stand for re-election.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If a nominee is unable to serve, the shares represented by all properly executed proxies that have not been revoked may be voted for the election of a substitute for that nominee as the Board may recommend, the Board may continue operating with an additional vacancy or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve.

The Board is comprised of a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. Many of the current directors have prior experience in senior leadership roles at large companies where they gained significant and diverse management and other experiences including risk assessment, corporate strategy, public company financial reporting and leadership development. Several of the current directors have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends and the corporate governance practices and needs of companies of various sizes. The biographies below describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to nominate such individual nominees for election to the Board as directors. The Board has determined that the director nominees Jay J. Hansen, John D. Lewis, James A. Ovenden and David L. Treadwell are independent directors, as further described below in “Corporate Governance — Independence.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED BELOW.

The following table sets forth, for each of the nominees, his name, his age as of the Record Date and the year he first became our director. Each of the nominees listed below has consented to serve if elected.

Director Nominees

Name	Age as of the Record Date	Year First Elected Director
Alessandro P. DiNello	59	2013(1)
Jay J. Hansen	50	2005
John D. Lewis	65	2013(2)
David J. Matlin	52	2009(3)
James A. Ovenden	51	2010
Peter Schoels	40	2013(3)(4)
David L. Treadwell	59	2009

(1)
Mr. DiNello was appointed to the Board on May 15, 2013, subject to receipt of non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Mr. DiNello became a director effective June 12, 2013 upon receipt of notice of non-objection from the Federal Reserve.

(2)
Mr. Lewis was appointed to the Board on October 1, 2012 subject to receipt of non-objection from the Federal Reserve. Mr. Lewis became a director effective February 12, 2013 upon receipt of notice of non-objection from the Federal Reserve.

(3)
Messrs. Matlin and Schoels were designated by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement between us and MP Thrift dated as of December 17, 2008 (the “Investment Agreement”). Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate such number of directors to serve on the Board in proportion to the total voting power of voting stock beneficially owned by MP Thrift until such time as they no longer own at least 10% of the total voting power in us. MP Thrift beneficially owns 63.3% of our common stock.

(4)
Mr. Schoels was elected to the Board at our 2012 annual meeting of stockholders held on September 24, 2012, subject to receipt of non-objection from the Federal Reserve. Mr. Schoels became a director effective February 14, 2013 upon receipt of notice of non-objection from the Federal Reserve.

The following sets forth the business experience of each director nominee.

Alessandro P. DiNello joined the Board as a director effective June 12, 2013. Mr. DiNello also serves as President and Chief Executive Officer of the Company and Bank and his summary biography is included with the other executive officers below under “Executive Officers.” Mr. DiNello's over 34 years of experience with the Company and the Bank in a variety of operational and management roles and as an executive in the Michigan banking industry provides valuable leadership experience and industry knowledge to the Board. Moreover, Mr. DiNello's day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company and Bank-specific experience and expertise. Mr. DiNello is also a member of the Boards of Directors of the Michigan Bankers Association and Business Leaders of Michigan and the Advisory Boards of Fannie Mae and Freddie Mac.
Jay J. Hansen has served as a member of the Board since 2005. Mr. Hansen is co-founder, President, and Managing Partner of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire a majority interest in small and middle market manufacturing, niche distribution, and select service and technology businesses. Prior to forming O2 Investment Partners in 2010, Mr. Hansen provided consulting services to financial and manufacturing concerns. From 2002 through December 2006, Mr. Hansen served in various capacities for Noble International, Ltd., a publicly-traded supplier of automotive parts, component assemblies and value-added services to the automotive industry, including service as Chief Operating Officer from February 2006 to December 2006; Vice President and Chief Financial Officer from May 2003 to February 2006; and Vice President of Corporate Development from 2002 to 2003. From 1994 to 2002, Mr. Hansen served as Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments. Prior to his time with Oxford Investment Group, Mr. Hansen had ten years of experience in commercial banking, in various lending and special asset capacities. Mr. Hansen's experience as principal financial officer of a public company provides the Board and the Audit Committee with valuable expertise as a financial expert. In addition, Mr. Hansen's experience as a business operator and, more recently, a principal in a Michigan based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen also serves on the board of directors and the audit and compensation committees of Power Solutions International, Inc., a publicly-traded leader in the design, engineering and manufacturing of emissions-certified alternative fuel and conventional power systems.

John D. Lewis joined the Board as non-executive Chairman of the Board effective February 12, 2013. Mr. Lewis retired in 2006 as vice chairman of Comerica Incorporated, the parent company of Comerica Bank (“Comerica”). During his 36-year tenure with Comerica, Mr. Lewis managed Small Business and Retail Banking divisions in Michigan, Florida, California and Texas, and oversaw the nationwide mortgage and consumer lending operations for all of Comerica's subsidiaries through a distribution system of more than 300 banking offices. Mr. Lewis's responsibilities included building and expanding Comerica's presence in Michigan, Florida, California and Texas. Mr. Lewis also had extensive experience managing various staff divisions within Comerica, including Human Resources, Marketing and Product Management, Corporate Communications, Compliance, Government Relations, Public Affairs and Quality Process. Mr. Lewis served as a director of Comerica, and as a member of Comerica's Management Policy Committee and Management Council. In 2006, Mr. Lewis joined Donnelly Penman & Partners, a Grosse Pointe, Michigan investment banking firm that provides services to the community banking and manufacturing sectors. Currently, he is serving as the firm’s managing director. In addition, he heads the firm’s investment committee and is a general partner and advisory board member of the Donnelly Penman Fund, LLC, which invests in small community start-up banks throughout the United States. Mr. Lewis' extensive operational and management experience in the financial services industry provides the Board with expertise on matters related to financial institutions management, staffing and interaction with the Company's regulators.

David J. Matlin has served as a member of the Board since 2009. Mr. Matlin is the Chief Executive Officer of MP Global Advisers, which he co-founded in July 2002. Prior to forming MP Global Advisers, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin's background in distressed companies and his experience serving on several public company boards brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major stockholder. Mr. Matlin also serves on the board of directors of Standard Pacific Corp., a publicly-traded home builder. Mr. Matlin was designated by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement. Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate such number of directors to serve on the Board in proportion to the total voting power of voting stock beneficially owned by MP Thrift until such time as they no longer own at least 10% of the total voting power in us. MP Thrift beneficially owns 63.3% of our common stock.

James A. Ovenden has served as a member of the Board since 2010. Mr. Ovenden is the Chief Financial Officer of Advance America, Cash Advance Centers, Inc., a leading provider of non-bank cash advance services in the United States, which he joined in May 2011. Since 2002, Mr. Ovenden has also been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden served as the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment, from 2009 to 2010, and a founding principal of OTO Development, Inc., a hospitality development company, where he served in an executive capacity from 2004 to 2007. Prior to that, he served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. Mr. Ovenden's experience and expertise in other public companies' financial and audit programs and policies provide the Board with invaluable expertise in these areas. Mr. Ovenden formerly served on the board of directors of Polymer Group, Inc., a leading global engineered materials company, and of Insight Health Services Holdings Corp., a provider of diagnostic imaging services.

Peter Schoels joined the Board as a director effective February 14, 2013. Mr. Schoels has served as Managing Partner of MP Global Advisers since 2009 and has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift's investment in us. Mr. Schoels' background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major stockholder and seasoned investor that has intimate knowledge of our business and operations and with additional leadership and risk assessment skills. Since October 2009, Mr. Schoels has been a director of Standard Pacific Corp., a publicly-traded home builder. Mr. Schoels was designated by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

David L. Treadwell has served as a member of the Board since 2009. Until its sale in August 2011, Mr. Treadwell was the President and Chief Executive Officer of EP Management Corporation (formerly known as EaglePicher Corporation), a diversified industrial products company, where he had served in the role since August 2006. Prior to that, he served as its Chief Operating Officer from November 2005 until August 2006, and as a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer responsible for the restructuring of Oxford Automotive, a $1 billion automotive supplier. From 2002 until August 2004, Mr. Treadwell provided business consulting services following 19 years with Prechter Holdings, serving as CEO from 1993 to 2002. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides valuable insight and guidance on issues of corporate strategy and risk management, particularly as to his expertise and understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also serves on the board of directors of Fairpoint Communications, a communications provider, and Visteon Corporation, a global automotive supplier, and chairs four private companies.

Controlled Company Status

On January 30, 2009, we became a controlled company, as defined in the NYSE Listed Company Manual ("NYSE Manual"), because more than 50% of the voting power in our company is held by an individual, group or other company. As such, pursuant to Section 303A.00 of the NYSE Manual we are exempt from compliance with certain NYSE corporate governance standards, including: (i) the requirement that a majority of the Board consist of independent directors; (ii) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors; and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors.

Independence

Section 303A.00 of the NYSE Manual exempts a controlled company, such as us, from the requirements that a majority of its board of directors be comprised of “independent” directors. See “Controlled Company Status.”

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions, if any, during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “Certain Transactions and Business Relationships.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that directors Jay J. Hansen, John D. Lewis, James A. Ovenden, Michael J. Shonka and David L. Treadwell are independent in accordance with applicable SEC rules and NYSE Manual. As a result, a majority of the Board is independent and, as of the date of this Proxy Statement, we are not relying on the exemption available to controlled companies under the NYSE Manual that provides relief from the requirement to maintain a board of directors consisting of a majority of independent directors.

In addition, the Audit Committee of our Board is comprised of the following three members: Jay J. Hansen, James A. Ovenden, and Michael J. Shonka, each of whom is independent, as that term is defined by Section 303A.02 of the NYSE Manual, and the charter of the Audit Committee, which complies with both the NYSE independence standards for audit committees and the requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of Messrs. Hansen, Ovenden or Shonka has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

A majority of the members of our Compensation Committee and the Nominating/Corporate Governance Committee are not independent, as is permitted for controlled companies under the NYSE Manual. See “Controlled Company Status.”

Board and Committees

The Board generally meets on a monthly basis, or as needed. During the year ended December 31, 2013, the Board met 16 times. All directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board during 2013; and (ii) the total number of meetings held by all committees of the Board on which that director served. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Compliance Committee and the Risk Committee. These committees are described below in more detail.

While we do not have a policy regarding director attendance at the Annual Meeting of Stockholders, we encourage directors to attend every annual meeting of stockholders. Seven of our nine directors who were then on the Board attended the 2013 annual meeting of stockholders.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of directors John D. Lewis, David J. Matlin, and Peter Schoels. In addition, during 2013, the Nominating/Corporate Governance Committee included Gregory Eng, who served on the Nominating/Corporate Governance Committee until his resignation from the Board effective March 25, 2013. The chairman of the Nominating/Corporate Governance Committee is Mr. Matlin. The Nominating/Corporate Governance Committee met two times during 2013.

Despite our reliance on the controlled company exemption that permits us not to have a nominating and corporate governance committee that is composed entirely of independent directors, we observe several of the other corporate governance requirements with respect to nominating and corporate governance committees set forth in the NYSE Manual. Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our stockholders and reviewing and assessing the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines.

The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board's determination to expand the size of the Board. This initial determination is based on information provided to the committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

The general criteria for nomination to the Board include:

•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our stockholders and other constituencies;

•	Reputations, both personal and professional, consistent with our image and reputation;

•	Relevant experience and expertise and ability to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise;

•	Current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment; and

•	Such nominee would complement the diversity, including diversity of background, skill, education and experience, among the existing members of the Board.

While it has no formal diversity policy, the Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the board and the needs of our business. Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board's commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. Our current Board reflects this commitment, as it consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.

In considering director nominees, the Nominating/Corporate Governance Committee has not used third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles and Bylaws. The Nominating/Corporate Governance Committee and Board also consider director nominees proposed by stockholders of the Company. See “Corporate Governance — Stockholder Nominations.”

The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, may be found on our website under the investor relations section at www.flagstar.com.

Compensation Committee

The Compensation Committee consists of directors John D. Lewis, David J. Matlin, Peter Schoels and Michael J. Shonka. In addition, during 2013, the Compensation Committee included Gregory Eng, who served on the Compensation Committee until his resignation from the Board effective March 25, 2013. The Chairman of the Compensation Committee is Mr. Matlin. The Compensation Committee met seven times during 2013.

Section 303A.00 of the NYSE Manual exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations with respect to his own compensation, and (3) compensation for all other executive officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of the chief executive officer, determined or approved by a compensation committee consisting of independent directors or by a majority of the independent directors on our Board.

Despite our reliance on the controlled company exemption that permits us not to have a compensation committee that is composed entirely of independent directors, we observe many of the other corporate governance requirements with respect to compensation committees set forth in the NYSE Manual. Our Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman of the Board and of our Chief Executive Officer, evaluates performance in light of such criteria and objectives, determines compensation of the Chairman of the Board and of the Chief Executive Officer based on such respective evaluations and makes compensation recommendations to the Board related to other executive officers.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy the criteria for independence but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment.

The charter of the Compensation Committee may be found on our website under the investor relations section at www.flagstar.com.

Audit Committee

The Audit Committee, consists of directors Jay J. Hansen, James A. Ovenden, and Michael J. Shonka, each of whom is independent under the NYSE listing standards and applicable SEC rules and regulations. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met 17 times during 2013. The Board has determined that Messrs. Hansen, Ovenden and Shonka each qualify as an “Audit Committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certified that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE.

The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank in conjunction with the Bank's audit committee. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management's responses to independent registered public accounting firms' recommendations, and reviews management's reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging our independent registered public accounting firm and for the compensation and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us.

The charter of the Audit Committee may be found on our website under the investor relations section at www.flagstar.com.

Compliance Committee

The Compliance Committee was formed in 2012 for the purposes of overseeing the Board's and management's response to regulatory matters and serving as a liaison between the Board and the federal regulators. The Compliance Committee is responsible for, among other things, assisting the Board in fulfilling its oversight responsibilities and obligations with regard to the existing Supervisory Agreement between the Company and the Federal Reserve, as successor regulator to the Office of Thrift Supervision effective as of January 27, 2010 (the “Supervisory Agreement”), the Consent Order between the Bank and the Office of the Comptroller of the Currency (the “OCC”) effective as of October 23, 2012, reports of examination delivered to the Bank by the OCC, and any supervisory agreement or other supervisory or administrative action taken or imposed by the OCC or any federal or state regulatory authority or other governmental entity. The Compliance Committee regularly provides reports to the Board on its activities and management's progress on outstanding regulatory matters. The Compliance Committee consists of Jay J. Hansen, John D. Lewis, David J. Matlin and Peter Schoels. The chairman of the Compliance Committee is Mr. Lewis. The Compliance Committee met 18 times during 2013.

The charter of the Compliance Committee can be found on our website under the investor relations section at www.flagstar.com.

Risk Committee

The Risk Committee was formed in early 2010 for the purpose of monitoring and overseeing credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk of us and our subsidiaries. The Risk Committee consists of Walter N. Carter, John D. Lewis, Peter Schoels and David L. Treadwell. Gregory Eng was a member of the Risk Committee until his resignation from the Board effective March 25, 2013. The chairman of the Risk Committee is Mr. Treadwell. The Risk Committee met 11 times during 2013.

The charter of the Risk Committee can be found on our website under the investor relations section at www.flagstar.com.

Executive Sessions of Non-Management Directors

All non-management directors meet in executive session at least four times per year. Neither members of management nor other employees may attend or participate in such executive sessions. The Chairman of the Board leads the executive sessions.

Board Leadership Structure

Late in 2012, the Board separated the positions of chairman of the board and chief executive officer. The Board believes that the separation of the positions strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. While our Bylaws and Corporate Governance Guidelines do not require that our chairman of the board and chief executive officer positions be separate, the Board believes that this is the appropriate leadership structure for us at this time. The Board will continue to review this structure from time to time in accordance with our needs.

The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. Should the Board determine that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight function, it may make any change it deems appropriate.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and, currently, that responsibility is shared by the Risk Committee due to the resignation of our Chief Risk Officer in 2013. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Compliance Committee is responsible for overseeing the management of risks related to regulatory matters. Our Risk Committee is responsible for monitoring and overseeing credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk of us and our subsidiaries. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Director Compensation

Our general policy is to provide non-management directors with compensation that is intended to assist us in attracting and retaining qualified non-management directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin and Peter Schoels, waived the receipt of compensation for serving on the Board or its committees.
The Nominating/Corporate Governance Committee has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. For the period from January 1, 2013 to June 30, 2013, the annual compensation of non-management directors for their service on the Board and its committees was as follows:

•	Non-executive Chairman of the Board: cash retainer of $300,000 and equity retainer of $300,000 (inclusive of committee chairmanship and/or membership).

•	Other non-executive directors: cash retainer of $55,000 plus committee fees.

•	Audit Committee: Members - $20,000; Chair - $32,500.

•	Compensation Committee: Members - $3,000; Chair - $5,000.

•	Nominating/Corporate Governance Committee: Members - $3,000; Chair - $5,000.

•	Risk Committee: Members -$4,000; Chair - $14,000.

•	Compliance Committee: Members - $4,000; Chair - $14,000.

•	Special Litigation Committee: Members - $3,000; Chair - $5,000.

In addition, certain directors received a limited time monthly retainer fee for service on the Atlas Special Committee. The Atlas Special Committee was established on April 15, 2013, to evaluate certain market opportunities related to the Bank's ownership of mortgage servicing rights. The committee began its due diligence, however, the transaction did not materialize and the committee was abolished on May 29, 2013. The members of the committee were compensated for the months of April and May 2013 in the amount of $15,000 per month, and the committee chair received $22,500 per month.

In June 2013, the Nominating/Corporate Governance Committee undertook an effort to benchmark director compensation in order to ensure that the directors were fairly compensated for their efforts and that the Company could continue to retain and attract experienced board and committee members in the future. The Nominating/Corporate Governance Committee approved the following revised annual compensation structure for non-management directors for their service on the Board and its committees after conducting benchmarking against the Company's peer group (as described in "Compensation Discussion and Analysis — 2013 Executive Compensation Decisions" below, which was implemented in July, 2013 following receipt of non-objection from the Federal Reserve:

•	Non-executive Chairman of the Board: cash retainer of $300,000, equity retainer of $300,000 subject to one-year vesting, inclusive of committee chairmanship and/or membership.

•	Other non-executive directors: cash retainer of $75,000, equity retainer of $75,000 subject to one-year vesting plus committee fees.

•	Audit Committee: Members - $20,000; Chair - $32,500.

•	Compensation Committee: Members - $5,000; Chair - $15,000.

•	Nominating/Corporate Governance Committee - Members - $5,000; Chair - $15,000.

•	Risk Committee: Members - $6,000; Chair - $16,000.

•	Compliance Committee: Members - $6,000; Chair - $16,000.

•	Special Litigation Committee: Members - $3,000; Chair - $5,000.

We also reimburse non-management directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.
The table below details the compensation earned by our non-management directors in 2013.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
John D. Lewis (2)	$380,000	$375,000	$755,000
Walter Carter	81,000	75,000	156,000
Jay J. Hansen	143,500	75,000	218,500
David J. Matlin (3)	—	—	—
James A. Ovenden	128,000	75,000	203,000
Peter Schoels (3) (4)	—	—	—
Michael J. Shonka	133,000	75,000	208,000
David L. Treadwell	139,500	75,000	214,500

(1)
Includes restricted stock grants issued on August 20, 2013, with a grant date price of $15.40. The grants fully vest on the first anniversary of the grant date. Mr. Lewis, was awarded 8,117 shares; all other directors, except Messrs. Matlin and Schoels, were each awarded 4,870 shares.

(2)
Mr. Lewis was appointed to the Board on October 1, 2012, subject to receipt of non-objection from the Federal Reserve. Mr. Lewis became a director effective February 12, 2013 upon receipt of notice of non-objection from the Federal Reserve. Prior to receipt of non-objection, we entered into a consulting agreement with Mr. Lewis. During 2013, pursuant to that consulting agreement he was paid $50,000 in cash and $67,400 in unrestricted shares of common stock for the year ended December 31, 2012. In addition to the stock grants described in footnote 1, and the shares received for his service in 2012, Mr. Lewis also received monthly grants of unrestricted stock with a total fair value of $142,600 at 6 separate grant date prices for the year ended December 31, 2013.

(3)	Messrs. Matlin and Schoels waived the receipt of compensation for serving on the Board or its committees.

(4)
Mr. Schoels was elected to the Board at our 2012 annual meeting of stockholders held on September 24, 2012, subject to receipt of non-objection from the Federal Reserve. Mr. Schoels became a director effective February 14, 2013 upon receipt of notice of non-objection from the Federal Reserve.

From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, major litigation oversight and like matters involving substantially greater commitments of time from the directors. In such circumstances, the directors engaged in such efforts may receive additional fees for the duration of such service. Fees related to a special committee may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the committee and Board deem appropriate. Other than as disclosed above in 2013, our directors did not receive any additional compensation for special director services.

Based upon its annual review of director compensation and benefits, the Nominating/Corporate Governance Committee did not recommend any changes to compensation for non-management directors for 2014. We will continue to reimburse non-management directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations, and the non-management directors will continue to be eligible to receive equity-based compensation under the 2006 Equity Incentive Plan.

CORPORATE GOVERNANCE

General

We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. The Corporate Governance Guidelines were last updated in January, 2014. You may obtain the Corporate Governance Guidelines and the charters of each of the Board's committees, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Compliance Committee and the Risk Committee, on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attn: Investor Relations Officer, 5151 Corporate Drive, Troy, MI 48098.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of our employees, officers and directors including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Flagstar Bancorp, Inc., attn: Investor Relations Officer, 5151 Corporate Drive, Troy, MI 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.

Stockholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in the section of this proxy statement titled “Stockholder Proposals for the 2015 Annual Meeting.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “Proposal 1 — Election of Directors — Nominating/Corporate Governance Committee.”

All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of common stock which are beneficially owned by the stockholder. The stockholder also must promptly provide any other information requested by us.

Director and Executive Officer Stock Ownership Guidelines

In 2014, the Board adopted new stock ownership requirements for our directors and executive officers and included such requirements in our Corporate Governance Guidelines. Previously, our directors were required to hold 1,000 of our shares, and senior officers were required to hold 100 shares. In 2013, we undertook a benchmarking study and determined that, to align with our peer group (as described in "Compensation Discussion and Analysis — 2013 Executive Compensation Decisions" below), we should significantly increase the holding requirements for our directors and senior officers, and we should create more stratification of the requirements for our senior officers. To that end, our CEO is expected to hold equity worth five times his base salary, and our COO is expected to hold equity in us worth three times his base salary. These two officers have five years to achieve those levels. Our directors will be required to accumulate and hold equity worth three times their base cash retainers within a period of five years. We also require that our Executive Vice Presidents accumulate equity worth two times their base salaries within seven years.

Communications with the Board or the Chairman

Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Chairman,” respectively. Following each meeting of the non-management directors, the Chairman determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee and the Compensation Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups that beneficially own more than 5% of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable or convertible into common stock, as the case may be, as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5% of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our common stock at the Record Date. This table is based on information included in a Schedule 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares	Percent of Class (1)
MP Thrift Investments L.P.
MPGOP III Thrift AV-I L.P.
MPGOP (Cayman) III Thrift AV-I L.P.
MP (Thrift) Global Partners III LLC
MP (Thrift) Asset Management LLC
MP (Thrift) LLC
David J. Matlin
Mark R. Patterson
MP (Thrift) Global Advisers III LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Ave, 35th Floor
New York, New York 10022	35,600,352(2)	63.3%

(1)
The percentage owned is calculated for each stockholder by dividing with respect to our common stock, (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(2)
Based solely on a Schedule 13D filed with the SEC on December 27, 2010, which reports beneficial ownership of these persons of, 35,600,352 shares of our common stock over which they have shared voting and dispositive power, and as adjusted to give effect to a 1-for-10 reverse stock split of our common stock that was effective October 10, 2012. Both Mr. Matlin's and Mr. Patterson's exact pecuniary interest are not readily determinable because they are subject to several variables, and they each disclaim beneficial ownership of any of the shares except to the extent of their individual pecuniary interest therein.

EXECUTIVE OFFICERS

The following table sets forth the name and age (as of the Record Date) of our executive officers.

Name and Age	Position(s) Held
Alessandro P. DiNello, 59	President and Chief Executive Officer
Paul D. Borja, 53	Executive Vice President and Chief Financial Officer
Lee M. Smith, 39	Executive Vice President and Chief Operating Officer
Michael C. Flynn, 58	Executive Vice President and Chief Legal Officer

Alessandro P. DiNello was appointed President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank on May 15, 2013, subject to regulatory non-objection, which was subsequently received. Since December 18, 2012, Mr. DiNello served as Executive Vice President and Chief Administrative Officer of the Company and President and Chief Administrative Officer of the Bank. As the Bank's President and Chief Administrative Officer, Mr. DiNello has been responsible for all banking operations at the Bank, including commercial banking, personal financial services and technology, and has led the Bank's efforts to coordinate and ensure compliance with its regulatory agreements. Mr. DiNello served as Executive Vice President, Personal Financial Services from 2011 to December 2012. From 1995 to 2011, Mr. DiNello served as Executive Vice President and Head of Retail Banking. In that role, Mr. DiNello grew the bank branch network from five locations to 179 locations, all on a de novo basis. Prior to joining the Bank, Mr. DiNello served as President of Security Savings Bank (“Security”), which in 1996 was merged with First Security Savings Bank (“First Security”) to form Flagstar Bank. Mr. DiNello began his employment with Security in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979.

Paul D. Borja has served as Executive Vice President and Chief Financial Officer since 2005. Mr. Borja has worked with the banking industry for over 30 years, including practicing as a CPA for eight years with a Big 4 firm and other accounting firms performing audits and providing tax services principally for financial institutions. Afterwards, he practiced as a banking, securities, and tax attorney for 15 years, working principally with small and mid-size banks and thrifts nationwide in primary and secondary debt and equity offerings, mergers and acquisitions, branch purchases and divestitures, corporate governance matters, SEC and regulatory compliance matters, and also assisting with accounting standard interpretations and reviews of financial processes. Mr. Borja previously served on the board of directors of the Federal Home Loan Bank of Indianapolis and also served as the vice chairman of its Finance Committee.

Lee M. Smith was appointed Executive Vice-President of the Bank on May 15, 2013, and Chief Operating Officer on August 13, 2013, after receipt of regulatory non-objection. Prior to his appointment, Mr. Smith had been a Partner at MP (Thrift) Global Advisers III LLC, the investment adviser to the Company's largest stockholder, MP Thrift Investments L.P., for the past two years. Prior to that, Mr. Smith was a Partner at MatlinPatterson Global Advisers LLC, the investment adviser to the MatlinPatterson family of private equity vehicles. Before joining MatlinPatterson in 2010, Mr. Smith was a Senior Director at Zolfo Cooper LLC in New York, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith was a Vice President in the national restructuring group at Ernst & Young, a professional services firm, in both New York and the United Kingdom.
Michael C. Flynn was appointed Executive Vice-President and Chief Legal Officer on March 4, 2013. From 2009 to 2013, Mr. Flynn was General Counsel - Mortgage Banking of PNC Financial Services Group. From 2007 to 2009, he was Deputy General Counsel and Acting General Counsel of the U.S. Department of Housing and Urban Development where he managed approximately 370 attorneys in all areas of agency program responsibilities. Prior to that, Mr. Flynn served as Senior Vice-President and Senior Counsel of World Savings Bank and Golden West Financial from 2001 to 2007 where he managed a team of lawyers in mortgage loan business, including originations, litigation, servicing, regulatory disputes, compliance matters, contracts, and insurance coverage. Mr. Flynn also served as Vice-President and General Litigation Counsel at Chicago Title Insurance Company from 1997 to 2000.

SECURITY OWNERSHIP OF MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of the Named Executive Officers, all of our directors, and our directors and executive officers as a group. A total of 56,221,056 shares of common stock were issued and outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Walter Carter	9,259	*
Jay J. Hansen	10,046	*
John D. Lewis	38,840	0.1%
David J. Matlin (2)	35,600,352	63.3%
James A. Ovenden	17,159	*
Peter Schoels (3)	35,600,352	63.3%
Michael J. Shonka(4)	11,409	*
David L. Treadwell	9,159	*
Paul D. Borja (5)	59,818	0.1%
Alessandro P. DiNello (6)	69,538	0.1%
Michael C. Flynn	9,604	*
Matthew A. Kerin (7)	86,976	0.2%
Lee M. Smith	19,228	*
Michael J. Tierney (8)	3,102	*
All directors and executive officers as a group (14)	35,944,490	63.9%

*	Less than 0.1%

(1)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(2)	Please see footnote (2) to the “Security Ownership of Certain Beneficial Owners” table above for further information with respect to the share holdings of Mr. Matlin.

(3)
Mr. Schoels does not have voting or dispositive power over shares held by MP Thrift, but he may be deemed to have an indirect pecuniary interest in such shares. Mr. Schoels' exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his pecuniary interest therein.

(4)	This amount includes 3,000 shares Mr. Shonka holds jointly with his spouse.

(5)
This amount also includes 114 shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock held by Mr. Borja.

(6)
This amount also includes 6,747 shares held indirectly in the Flagstar Bank 401(K) Plan, 200 shares held indirectly in Mr. DiNello's wife's trust, 6 shares held in a trust and 51 shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock held by Mr. DiNello.

(7)	Mr. Kerin announced his decision to resign as our President of Mortgage Banking on September 25, 2013, but remained as Special Advisor to the Chief Executive Officer through December 31, 2013.

(8)
This amount includes 1,027 shares held indirectly in the Flagstar Bank 401(K) Plan. Mr. Tierney was appointed President and Chief Executive Officer on October 1, 2012, effective upon receipt of regulatory non-objection on December 12, 2012. Mr. Tierney served as President and Chief Executive Officer until May 15, 2013, at which time his employment agreement was terminated and he entered into a new agreement under which he served as Executive Vice President of the Bank's Personal Financial Services and was no longer an executive officer. He remained in this role until his January 31, 2014 resignation.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, philosophy and objectives. In this proxy statement, the term “Named Executive Officers” or “NEOs” means our Chief Executive Officer,Chief Financial Officer, Chief Operating Officer and Chief Legal Officer, and two former senior executive officers. These six executive officers are named in the compensation tables of this proxy statement. “Compensation Committee” or “Committee” means the Compensation Committee of the board of directors.

The CD&A includes the following key sections:

•	Executive Summary

•	Compensation Setting Process

◦	Management’s Assessment of 2013 Performance

◦	Factors Affecting Compensation Decisions

◦	Our Compensation Philosophy and Guiding Principles

◦	Parties’ Roles in the Process

◦	Compensation Governance Best Practices

•	2013 Executive Compensation Decisions

◦	Elements of 2013 NEO Compensation

◦	Tax and Accounting Implications

•	Compensation Committee Report

Executive Summary

In 2013, we experienced a significant transition in our leadership team. On May 15, 2013, Mr. DiNello, a long-tenured Flagstar manager with significant operational responsibility, became our Chief Executive Officer. We simultaneously hired Mr. Smith, who had been employed by our majority stockholder, as Chief Operating Officer. Our new CEO and COO began working diligently to resolve numerous legacy issues that had burdened us and to improve our financial and operational performance in a safe and sound fashion. Joined by our new Chief Legal Officer and our existing Chief Financial Officer, our executive team has worked to direct new strategies, reduce operating cost and resolve key legacy issues, all against the backdrop of a severely declining mortgage market. Some key accomplishments in 2013 included:

•
On May 2, 2013, we announced that the Bank had entered into an agreement to settle the lawsuit which was filed by MBIA Insurance Corporation ("MBIA"). The lawsuit related to approximately $1.1 billion of non-agency securitization transactions in 2006 and 2007 involving fixed and adjustable rate second mortgage loans that MBIA insures. Under the terms of the Settlement Agreement, Flagstar paid MBIA $110.0 million.

•
On June 21, 2013, we announced that the Bank had entered into an agreement to settle the lawsuit filed by Assured Guaranty Municipal Corp. relating to $902.2 million of non-agency securitization transactions in 2005 and 2006 involving home equity line of credit ("HELOC") loans that Assured insures. Flagstar paid Assured $105.0 million and assumed responsibility for future claims associated with the two HELOC securitization trusts, including the right to receive from Assured all future reimbursements for claims paid to which Assured would have been entitled.

•
On November 6, 2013, we announced that the Bank had entered into a settlement agreement with Fannie Mae to resolve substantially all of the repurchase requests and obligations associated with loans originated between January 1, 2000 and December 31, 2008 and sold to Fannie Mae. The total resolution amount was $121.5 million. After paid claim credits and other adjustments, the Bank paid $93.5 million to Fannie Mae.

•
On December 18, 2013, the Bank entered into a definitive agreement to sell $40.7 billion unpaid principal balance of its mortgage servicing rights portfolio. Simultaneously, the Bank entered into an agreement to sub-service the residential mortgage loans covered under the agreement to sell. Through these agreements, we were able to reduce the concentration of our assets in mortgage servicing rights, and we expanded our sub-servicing business.

•
On December 30, 2013, we announced that the Bank had entered into a settlement agreement with Freddie Mac to resolve substantially all of the repurchase requests and obligations associated with loans originated between January 1, 2000 and December 31, 2008 and sold to Freddie Mac. The total resolution amount was $10.8 million. After paid claim credits and other adjustments, the Bank paid $8.9 million to Freddie Mac.

With eight consecutive quarters of positive net income behind us by the end of 2013, the work of our executive team positioned us for future profitable growth, in that:

•	We were able to release all of our federal and part of our state deferred tax asset in the amount of $355.8 million.

•	During the fourth quarter of 2013, we prepaid $2.9 billion in advances from the Federal Home Loan Bank of Indianapolis and re-borrowed funds from the same source at a significantly lower rate.

•	We prepared and implemented a plan to right size and restructure the organization, an effort that continued into the first quarter of 2014.

Our new CEO and COO came into their current roles just after we emerged from the compensation restrictions of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “TARP Program”). Our new Chief Legal Officer had also joined us just prior to that date. As a result, and because pay practices for our NEOs continues to be governed by our banking regulators, we continued to pay our NEOs in 2013 largely in accordance with the structure that had been in place while we were under TARP. This structure consisted of base salary and a share salary that was calculated as a portion of the executive’s salary and was paid in restricted stock awards that vested upon payout.

To better attract and retain talented personnel, in late 2012, we undertook a full examination of pay practices throughout our organization. We implemented a new compensation structure for all our employees except our NEOs in 2013, and we continue to work on a proposed re-design of our executive compensation program, with the objective of creating a market competitive compensation opportunity for our NEOs that would align pay with performance.

Compensation Setting Process

Management’s Assessment of 2013 Performance.

Our objective is to grow our business in a safe and sound fashion, with sustained stockholder returns over the long term. We continue to execute strategies in support our national mortgage business, and recently reorganized our structure to foster the growth of our mortgage servicing operations. We also seek to strengthen our community bank, including our commercial banking practice, which primarily targets small and middle market companies in Michigan. As discussed above, in “Executive Summary,” our executive team effectively deployed key business strategies to meet these objectives. Together with the resolution of material legacy issues, these efforts afforded us improved financial performance for 2013. Our executive team also made progress toward our long-term strategies to strengthen governance and oversight, create a culture of compliance and control and achieve profitability.

Flagstar significantly improved its capital and liquidity position and its operating results in 2013. Our overall positive financial performance, coupled with the modestly improving economic environment, enabled us to accomplish significant objectives during 2013, including the following:

•	We generated net income of $261.2 million for 2013, compared to $62.7 million for 2012.

•	We improved our Tier 1 Capital Ratio to 13.97% from 9.26% in 2012.

•	We improved our Total Risk Based Capital Ratio to 28.11% from 17.18% in 2012.

•	We improved our Non-Performing Assets / Total Assets to 1.95% from 3.70% in 2012.

•	We improved our Allowance for Loan and Lease Losses ("ALLL") / Non-Performing Loans ("NPLs") to 145.9% from 76.3% in 2012.

•	We improved our NPLs / Tier 1 + ALLL to 12.4% from 32.5% in 2012.

•	We improved our Spot Liquidity Ratio [1] to 12.66% from 6.77% in 2012.

(1) Spot Liquidity Ratio is cash plus unencumbered highly liquid securities plus available FHLB borrowing capacity dividend by total Bank assets.

Factors Affecting Compensation Decisions

While our performance improved in 2013, three of our four current executive officers only came into their current roles in the first two quarters of the year. Their rate of pay was therefore largely based upon benchmarking efforts in anticipation of hiring negotiations, as discussed below in “2013 Executive Compensation Decisions.” At the same time, we were severely restricted in the structure of the compensation that we could offer in light of our participation in the TARP Program. Even after the TARP restrictions were lifted, we were still subject to a variety of regulatory pay restrictions and oversight of our pay practices. These and other factors that influenced our compensation decisions in 2013 included:

Participation in the TARP Program. Since January 2009, we had been subject to the restrictions under the TARP Program. Due to our participation in TARP, we were restricted in our ability to pay annual or long-term incentive cash compensation to our senior executive officers for the period in which our preferred stock issued in connection with TARP was still held by the U.S. Treasury. This structure was carried over into 2013, with rates of pay adjusted based upon benchmarking and hiring negotiations with our new executive officers. The restrictions and requirements on the executive compensation paid to participants under the TARP Program included the following:

•	Prohibition of equity compensation awards other than long-term restricted stock.

•
Prohibition of equity compensation awards in excess of one-third of each executive’s total annual compensation. Any such awards could not have been transferable or payable at any time earlier than a schedule based on the repayment (in 25% increments) of TARP funds and would have required regulatory review and approval. In addition, a two-year pre-vesting service requirement would have applied to any grants that would have been awarded to our NEOs.

•	Prohibition on paying annual cash incentives or accruing any bonus, incentive or retention compensation for our senior executive officers.

•	Prohibition on any severance payments to our senior executive officers for a departure from us, other than compensation earned for services rendered or accrued benefits.

•
Subjecting all bonus, incentive and retention payments made to senior executive officers to clawback if such payments are based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings.

The Committee considered and took other steps necessary to comply with the requirements of our participation in TARP. These steps included an analysis to review the relationship between our risk management policies and practices and the compensation arrangements for the NEOs in order to identify any features in the compensation program that might encourage unnecessary or excessive risk taking. The Committee established limits on compensation that could otherwise lead our NEOs to take unnecessary and excessive risks, or encourage behavior by such individuals that is focused on short-term results rather than long-term value creation for stockholders.

Regulatory Environment. As a savings and loan holding company, our compensation practices are subject to regulation, examination and supervision by the Federal Reserve and the OCC. The Bank is also subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation (“FDIC”).

In addition to these regulatory considerations, our compensation decisions must be considered in light of the Joint Guidance on Sound Incentive Compensation Policies (the “Joint Guidance”) issued by the OCC, the FDIC, the Federal Reserve and the now-defunct Office of Thrift Supervision ("OTS") in 2010. The Joint Guidance requires that we pay incentives that appropriately balance risk and reward, maintain effective controls and risk management related to our compensation practices and provide active and effective oversight, including by our Board of Directors.

2013 Advisory Votes on Compensation. As required by the Dodd-Frank Act, we provide our stockholders with the opportunity to cast an advisory vote on the compensation of our executives. At our 2013 annual meeting, our stockholders expressed their continued support of our executive compensation programs. Approximately 95% of our eligible stockholders approved the non-binding advisory vote on our executive compensation policies and practices.

Controlled Company. We are considered a controlled company for NYSE purposes, because MP Thrift beneficially owns 63.3% of our voting stock. In accordance with the rules applicable to controlled companies, as stated in the NYSE Manual, we are not required to maintain, nor does it maintain, a compensation committee consisting entirely of independent directors. Despite the fact that we are considered a controlled company, the Compensation Committee makes its decisions regarding NEO compensation following best practices.

Our Compensation Philosophy and Guiding Principles

Subject to regulatory limitations, the Committee's compensation decision making is guided by our compensation philosophy and its associated guiding principles. Our compensation philosophy is to offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed to strengthen Flagstar. Our philosophy is to motivate our executives to achieve strategic goals, prudently and within acceptable risk tolerances, while driving financial performance and generating long term, sustainable stockholder value. Now that we are no longer governed by TARP, we will have greater opportunities to deploy our pay-for-performance philosophy, to offer competitive total compensation opportunities and to reward financial results that drive stockholder value. Overall, our compensation philosophy is based primarily on the following objectives:

•Pay executives for performance that is based upon the company’s financial results;
•Align total compensation opportunity with stockholder interests;
•Provide a total compensation opportunity that is competitive and will attract, motivate and retain talent; and
•Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.

We define the competitive market as financial services organizations (national, regional, and local) of a size and business focus similar to us, as described in detail below in “2013 Executive Compensation Decisions.” Generally, we use the market median as a reference for competitive pay. We aim to pay base salaries near the 50th percentile, while ensuring that our executives’ total compensation opportunity is near the 75th percentile. In this way, we place more emphasis on performance-based and long term compensation. We believe such reliance both helps us to retain key executives and to ensure that the interests of our leadership are aligned with those of our stockholders.

The Compensation Committee regularly evaluates our compensation policies, practices, and program design in light of our strategic and financial objectives, performance outcomes, regulatory constraints and proven executive compensation practices.

Parties’ Roles in the Process

Role of the Compensation Committee. The Committee meets at least four times annually, or more frequently as needed, as determined by the Chairman of the Board or the Chairman of the Committee. In 2013, the Committee met formally on seven occasions, but members of the Committee met with management on several other occasions to ensure the thoughtful re-design of our compensation programs, particularly as they pertain to our NEOs.

The Committee is responsible for establishing the key compensation principles within our executive compensation philosophy as well as the specific policies that govern executive compensation practices. This includes recommending the components and structure of each element of executive compensation.

The Committee reviews and approves criteria and objectives relevant to the compensation of the Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of such criteria and objectives. The Committee then determines and recommends to the Board for its approval the compensation of the Chief Executive Officer based on such evaluations. Additionally, the Committee considers the perspectives of our Chief Executive Officer on each NEO’s performance as well as the Chief Executive Officer's compensation recommendations. Based on its evaluation, the Compensation Committee approves the compensation structure, and recommends awards for the NEOs to the Board.

In determining adjustments to base salaries and other compensation elements, the Committee considers our performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group (as shown below), the recommendation of the CEO (in the case of the other NEOs), and any other factors the Committee deems relevant. The Chief Executive Officer makes base salary recommendations to the Committee for the NEOs, excluding himself.

The Committee serves as the administrator of the 2006 Equity Incentive Plan and any other compensation plan as designated by the Board. This includes providing advice and recommendations to the Board as necessary or appropriate with respect to incentive compensation plans, deferred compensation plans, executive retirement plans and equity-based plans. The

Compensation Committee will also discuss, evaluate and review all such incentive compensation and any regulatory limitations imposed on such plans. The Committee's charter describes in detail the Compensation Committee's responsibilities and authority.

Role of Management.  Our management plays an important role in the executive compensation decision-making process. Management provides the Committee with data regarding our strategic objectives, past and future performance on prior strategic objectives in light of overall and industry specific business conditions, external industry trends, and other relevant data. These data assist the Committee in approving policies and practices that directly align compensation outcomes with our performance and stockholder interests.

The Chief Executive Officer annually reviews the performance and pay level of each NEO and senior executive (other than himself), develops recommendations concerning the compensation of these individuals and presents these recommendations to the Committee. The Chief Executive Officer does not make recommendations concerning his own compensation. Our Finance and Human Resources management provide information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Compensation Consultants. The Committee is authorized to obtain advice and assistance from legal, accounting, or other advisors at our expense without prior permission of management or the Board. Under the Committee's charter, the Committee has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive compensation, replace the consultant or hire additional consultants at any time, and to approve the consultant's fees.

In 2013, the Committee continued to follow the parameters outlined in the 2010-2012 Compensation Plan (the “Compensation Plan”) developed in 2010 by the independent compensation consulting firm, McLagan, an Aon Consulting Company. The Compensation Committee did not make significant changes to the structure of the NEO compensation arrangements in 2013, except in connection with hiring. Nevertheless, throughout 2013, the Committee used the services of two compensation consultants, Steven Hall & Partners and Sibson Consulting in anticipation of introducing a new executive compensation structure in the near future/

We believe that Steven Hall & Partners and Sibson Consulting each are independent of us and the Committee within the meaning of the Dodd-Frank Act and NYSE rules and we are not aware of any conflict of interest between either of these consultants on the one hand and us, or any of our officers or directors, on the other hand.

Role of the Chief Risk Officer/Risk Committee. In the first part of 2013, our Chief Risk Officer reviewed our compensation programs to ensure that incentives were not designed to cause excessive risk, as required by TARP. Following the resignation of our Chief Risk Officer in 2013, our Risk Committee took on the obligation to review our compensation arrangements to ensure that they adequately reward our executives without encouraging undue risk in accordance with the Joint Guidelines. In evaluating potential changes to our compensation programs,we developed a 23-factor risk analysis that considered whether our compensation program rewarded both short- and long-term improvement in our performance, and ensured that our executives’ interests were aligned with those of stockholders.

Compensation Governance Best Practices

We follow certain best practices with respect to executive compensation, some of which were fostered by regulatory guidelines applicable to us. Along those lines, we:

•	Separate the roles of Chairman of the Board and Chief Executive Officer.

•	Reward our NEOs for increases in stockholder value by paying a substantial portion of their compensation in stock and other equity-based vehicles.

•	Eliminate supplemental executive retirement plans (SERPs) or other nonqualified plans for executives.

•	Prohibit payment of tax gross-up payments for executive perquisites (which are minimal, in any event).

•	Avoid payment of severance payments for “cause” terminations or resignations.

•	Eliminate perquisites for former or retired executives.

•	Pay reasonable relocation and temporary housing benefits.

•	Disallow the use of private aircraft, even for corporate purposes.

•	Eliminate reimbursements for personal security systems maintenance and/or installation.

•	Require that the Board approve any equity grants.

•	Prohibit the re-pricing of any outstanding stock options without stockholder approval.

In 2013, we implemented a number of additional best practices to:

•	Eliminate the need to pay commuting expenses for NEOs by encouraging them to live within daily commuting distance of headquarters.

•
Implement a clawback policy to replace the clawback provisions that applied automatically under TARP. The new clawback policy provides that, in the event of a financial restatement, the Board may require executive officers to return incentive compensation that was paid based upon inaccurate financial metrics.

•
Heighten our stock ownership guidelines contained in its Corporate Governance Guidelines, posted at www.flagstar.com such that NEOs are required to retain significantly more equity in the Company to align executives’ long-term interests with those of stockholders.

•
Strengthen our Insider Trading Policy by adding a process to require NEOs and others to pre-clear trades in Flagstar securities, to disallow the pledging of Flagstar equity and to prohibit trades of Flagstar securities in margin accounts.

•	Require NEOs to annually represent that they are not hedging interests they have in Flagstar securities in accordance with our long-standing no-hedging policy.

2013 Executive Compensation Decisions

For the year ended December 31, 2013, the Committee determined that the executive compensation program should continue to be comprised primarily of base salary, share salary and the restricted stock awards to the extent they were negotiated in employment agreements. As discussed above, our ability to grant incentive compensation, which historically was a substantial part of our compensation program, was limited by our participation in TARP.

To facilitate our review process for pay rates in 2013, with the assistance of our independent compensation consultants, we established a market comparison peer group of 20 organizations. We selected publicly-traded companies with the same Global Industry Classification Standard code for regional banks and thrifts and mortgage companies.

Italicized peers also were members of the peer group developed for the 2010-2012 Compensation Plan. We re-selected peers in 2013 in an effort to focus on financial institutions with significant mortgage businesses that we believed were comparable in complexity. As a result, we included some larger institutions in this group. Our total assets as of December 31, 2013 were $9,407,301,000, or 58.2% of the average total assets of the members of our selected peer group, which included:

Astoria Financial Corp	Capitol Federal Financial	New York Community Bancorp Inc.
Associated Banc-Corp	Citizens Republic Bancorp, Inc.	Provident Financial Services Inc
Bank United Inc.	EverBank Financial Corp	TCF Financial Corporation
Bank of Hawaii Corporation	First Horizon National Corporation	TFS Financial Corporation
BOK Financial Corporation	FirstMerit Corporation	Valley National Bancorp
Bancorp South Inc.	First Niagara Financial Group Inc	Washington Federal Inc
Commerce Bancshares Inc.	Northwest Bancshares Inc.

Elements of 2013 NEO Compensation

The following provides additional insights regarding the Compensation Committee's 2013 NEO compensation decisions.

Base Salary.   We provide the NEOs with a base salary that affords market driven short-term compensation for services rendered during the fiscal year. The Compensation Committee based their salary decisions on personal performance, effectiveness, level of responsibility, past and potential contributions to us, internal pay equity relationships, as well as any relevant employment agreement provisions. The Committee reviews base salary annually, and may adjust it based on changes in responsibilities, significant achievements or potential contributions, or competitive market conditions.

At the start of 2013, Mr. DiNello’s base salary was $700,000 as the Chief Administrative Officer, which was increased to $895,000 when he was elevated to CEO. This salary had been benchmarked in 2012, and had been the base salary for Mr. Tierney when he was in that role.

Mr. Borja continued to receive the base salary in 2013 that he had been paid under TARP, $500,000.

The base salaries for Messrs. Tierney and Kerin remained the same in 2013 as in 2012.

In 2013, we appointed a new COO, Mr. Smith, and a new CLO, Mr. Flynn. The Committee asked its compensation consultants to benchmark compensation levels for these positions against the peer group (set forth above), and determined to set compensation of these two new NEOs at the median of the peer group compensation levels. As a result, Mr. Smith was paid a base of $700,000 and Mr. Flynn, a base of $450,000.

Share Salary.  Share salary is fixed compensation paid in fully vested shares of common stock awarded on regular salary pay dates. Share salaries allowed us to remain competitive in total cash compensation within the constraints of TARP, and linked our NEOs’ compensation to the interests of our stockholders. We calculated the number of shares based upon the market price on the grant date, so the number of shares awarded increased or decreased if the market price on the grant date decreased or increased, respectively. The amount of the share salaries were generally determined pursuant to the terms of the NEO’s individual negotiated employment agreement, required approval by the Board, were reviewed by the Committee for renewal each year, and were awarded under the 2006 Equity Incentive Plan. In 2013, we continued the practice of paying share salaries even after we exited TARP, and beginning in 2014, we began to pay our executives the cash equivalent of these share salaries, pending the implementation of a new executive compensation program.

For 2013, share salaries were: $600,000 for Mr. DiNello, $250,000 for Mr. Borja, $300,000 for Mr. Smith, and $300,000 for Mr. Flynn. Messrs. Tierney and Kerin continued to receive share salaries of $600,000 and $400,000, respectively.

Annual Incentives.  Payment of annual cash incentives to NEOs was not permitted under the TARP Program. The Board is currently reviewing an annual cash incentive program for NEOs.

Long Term Incentives.  Annual restricted stock grants are designed to incentivize executives to achieve strategic and financial goals that contribute to longer-term stockholder value creation. Pursuant to TARP limits on NEOs, awards could not exceed one-third of each executive’s total annual compensation. The Committee believes that long-term restricted stock aligns compensation with stockholder interests because the NEO would receive a benefit if the stock price increases and would also share with stockholders in the loss of value if the stock price decreases.

Our CEO and COO are entitled to receive restricted stock in the form of “bonus” shares, as reflected in their May, 2013 employment agreements. Specifically, Messrs. DiNello and Smith are contractually entitled to “bonus” shares to be issued following the end of each calendar year and to be vested in accordance with their individual performance against pre-established goals. The Committee has the discretion to modify the awards upward or downward. Based upon their significant contributions in 2013 as described in “Executive Summary” and “Management’s Assessment of 2013 Performance,” on February 25, 2014, the Committee awarded Messrs. DiNello and Smith restricted stock with a grant date fair value of $825,000 and $300,000, respectively, of which 50% vested on the grant date and 50% will vest one year from the grant date.

Supplemental Retirement Pension. Flagstar no longer provides any supplemental pension benefits.

Perquisites.  In 2013, we provided perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to the NEOs. The Compensation Committee believes that these perquisites enabled us to recruit and retain these NEOs. We provided an automobile allowance to Messrs. DiNello and Tierney, in the amounts of $8,400 and $6,000, respectively. Mr. DiNello also received reimbursement of Detroit Athletic Club dues in the amount of $4,275. The perquisites provided to Messrs. Kerin, Smith, and Flynn were negotiated as an inducement to their employment with us, and included compensation for commuting expenses (airfare and temporary housing accommodations) from their residences to our headquarters in Michigan. This was a temporary benefit for Messrs. Smith and Flynn, who were afforded those perquisites as part of their limited relocation allowances to move their permanent residences to Michigan. The value of such perquisites in 2013 totaled $32,744, $68,624 and $67,426 for Messrs. Kerin, Smith and Flynn, respectively.

Severance and Change-in-Control Benefits. TARP prohibited any severance or change-in-control payments to certain executive officers, and we continue to be subject to regulations that allow us to make severance payments only in very limited circumstances. Under our 2006 Equity Incentive Plan, certain equity awards to our NEOs and other employees accelerate in the event of change-in-control.

At the beginning of 2013, Mr. Borja was the only NEO in 2013 that would have been entitled to additional severance payments by virtue of his employment agreement. However, as a condition to our participation in the TARP Program, Mr. Borja waived his right to any severance and change-in-control benefits until we were no longer subject to the restrictions of the TARP

Program. Mr. Borja’s agreement expired as of December 31, 2013 and was not renewed. His now-expired rights to payments are described in “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

In accordance with their May, 2013 employment agreements, Messrs. DiNello and Smith became entitled to a pro-rated award of “bonus” shares for any partial year of employment, and they continue to be entitled to an acceleration of the vesting of any “bonus” shares they were already awarded in the event of termination for any reason.

Retirement Benefits. This benefit is designed to provide income to employees following retirement. All employees, including all executives, are eligible to participate in our 401(k) plan, and, in 2013, we matched up to 50% of the first 3% of each eligible employee’s annual contribution up to a $3,825 maximum matching contribution.

Health and Welfare Benefits. These benefits are intended to protect against catastrophic expense and includes medical, dental, vision, disability, and life insurance. All NEOs are eligible to participate in our health and welfare benefits plan that is available to all employees. In addition, our CEO and COO are entitled to supplemental life and short- and long-term disability coverage which we will offer to them beginning in 2014.

Tax and Accounting Implications

The Committee considers the financial reporting and income tax consequences to us of individual compensation elements when it is analyzes the overall level and mix of compensation among individual pay elements. The Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs, regulatory limitations, and the desire to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.
The executive compensation program has historically been structured to allow us to comply with Section 162(m) of the Internal Revenue Code (the “IRC”) and Section 409A of the IRC. Section 162(m) of the IRC generally provides that we may not deduct annual compensation of more than $1,000,000 of compensation per year, per NEO, except to the extent that compensation is performance-based, within the definition of Section 162(m).
However, as a result of our participation in the TARP Capital Purchase Program, the Section 162(m) compensation deduction limit was reduced to $500,000 annually, and the exception for performance based pay not counting against this limit was not available to us. In early 2013, we did not limit compensation to certain covered executives to the $500,000 deduction limit on an annualized basis, so we may not be able to claim a deduction for such excess payments. We may similarly lose the opportunity to deduct certain other elements of compensation, such as the “bonus” shares received by our CEO and our COO in 2014. We believe that the cost of these lost tax deductions are nevertheless justifiable in order for us to effectively motivate and retain key executives and remain competitive with peer financial institutions.
Under IRC Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe our deferred compensation arrangements are in compliance with IRC Section 409A.
We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Under FASB ASC Topic 718, all stock-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.

Compensation Committee Report

The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our NEOs, as well as our employees generally. The Committee regularly conducts a broad review of the current compensation program to ensure that it does not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings, and periodically seeks the assessment of the Chief Risk Officer in that regard.

In early 2013, our Chief Risk Officer met with the Compensation Committee and determined that our compensation program for 2013 was properly structured so as to deter undue risk taking among the NEOs. As discussed above, that structure, created under the auspices of the TARP program, remained in place throughout 2013.

In light of the resignation of our Chief Risk Officer in mid-2013, the Compensation Committee has relied upon the Risk Committee to provide the risk analysis of our compensation programs.

The Compensation Committee also determined, in reliance upon an analysis provided by our compensation consultants, that the overall level of incentive compensation that we award does not appear to be excessive compared to incentive compensation awarded to employees of comparable institutions in our selected peer group.

As a result of our evaluation, the Compensation Committee certifies that during the part of the fiscal year in which we were governed by TARP:

1.
The Compensation Committee reviewed the senior executive officer compensation plans with the Chief Risk Officer and made all reasonable efforts to ensure that these plans did not encourage senior executive officers to take unnecessary and excessive risks that threatened our value;

2.	The Compensation Committee reviewed with the Chief Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to us; and

3.
The Compensation Committee reviewed the employee compensation plans to eliminate any features of these plans that would have encouraged the manipulation of our reported earnings to enhance the compensation of any employee.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission for the year ended December 31, 2013.

Submitted By THE COMPENSATION COMMITTEE

David J. Matlin, Chairman
Michael J. Shonka
John D. Lewis
Peter Schoels

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss the compensation of our NEOs, which include our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer, and, for this purpose only, two former senior executive officers as of December 31, 2013.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary (1)	Bonus	All Other Compensation		Total
Alessandro P. DiNello (2) President and Chief Executive Officer	2013	$1,351,405	$—	$18,768	(6)	$1,370,173
Paul D. Borja Executive Vice President and Chief Financial Officer	2013	$749,975	$—	$5,043	(7)	$755,018
	2012	$749,982	$—	$3,750		$753,732
	2011	$749,699	$—	$—		$749,699
Lee M. Smith (3) Executive Vice President and Chief Operating Officer	2013	$603,869	$—	$68,896	(8)	$672,765
Michael C. Flynn(4) Executive Vice President and Chief Legal Officer	2013	$605,774	$—	$72,690	(9)	$678,464
Michael J. Tierney(5) President and Chief Executive Officer	2013	$1,495,035	$—	$12,090	(10)	$1,507,125
	2012	$778,458	$50,000	$9,750		$838,208
Matthew A. Kerin President, Mortgage Banking Division	2013	$1,103,434	$—	$38,689	(11)	$1,142,123
	2012	$775,006	$—	$41,375		$816,741
	2011	$774,999	$—	$23,083		$798,082

(1)
Salary represents amounts paid in cash or shares of our common stock. In 2013, NEOs received cash salaries and share salaries, of which the share salaries were paid using shares of our common stock, as valued on the day of the grant and payable every two weeks:

	DiNello	Borja	Smith	Flynn	Tierney	Kerin
Cash salary	$873,981	$500,000	$422,693	$363,461	$895,001	$703,463
Share salary	$477,424	$249,975	$181,176	$242,313	$600,034	$399,972
Total salary reported above:	$1,351,405	$749,975	$603,869	$605,774	$1,495,035	$1,103,434
(2) Mr. DiNello was appointed President and Chief Administrative Officer on December 18, 2012 and President and Chief Executive Officer
on May 15, 2013 subject to regulatory non-objection. Mr. DiNello, a long-standing employee, did not serve as an executive officer before 2013 and therefore his compensation for prior periods is not reported.

(3)	Mr. Smith joined the Company as Executive Vice President and Chief Operating Officer on May 15, 2013.
(4) Mr. Flynn joined the Company as Executive Vice President and Chief Legal Officer on March 4, 2013.
(5) Mr. Tierney was appointed President and Chief Executive Officer on October 1, 2012. Upon receipt of regulatory non-objection on
December 21, 2012. Although Mr. Tierney was employed by the Company prior to 2012, he did not serve as an executive officer until
2012, and his compensation for periods prior to 2012 are therefore not included. Mr. Tierney served as President and Chief Executive
Officer until May 15, 2013, at which time his employment agreement was terminated and he entered into a new agreement under which he served as Executive Vice President of the Bank’s Personal Financial Services and was no longer an executive officer. He remained in this role until his January 31, 2014 resignation.
(6) The amount reflected in this column for Mr. DiNello includes a car allowance of $8,400, group life insurance premiums of $2,258,
Detroit Athletic Club dues of $4,275 and matching contributions made by the Flagstar Bank 401 (k) Plan of $3,825.
(7) The amount reflected in this column for Mr. Borja includes group life insurance premiums of $1,208 and matching contributions made by the Flagstar Bank 401 (k) Plan of $3,825.
(8) The amount reflected in this column for Mr. Smith includes group life insurance premiums of $262 and relocation expenses of $68,624.
(9) The amount reflected in this column for Mr. Flynn includes group life insurance premiums of $1,429, relocation expenses of $67,426 and matching contributions made by the Flagstar Bank 401 (k) Plan of $3,825.
(10) The amount reflected in this column for Mr. Tierney includes a car allowance of $6,000, group life insurance premiums of $2,258, and matching contributions made by the Flagstar Bank 401(k) Plan of $3,822.
(11) The amount reflected in this column for Mr. Kerin includes group life insurance premiums of $2,258, commuting expenses of $32,744 and matching contributions made by the Flagstar Bank 401 (k) Plan of $3,687.

Grants of Plan Based Awards
The table below sets forth information concerning each grant of an award made to a NEO in 2013. Such grants consisted of share salaries issued under the 2006 Equity Incentive Plan, which are discussed in greater detail in the section entitled “Compensation Discussion and Analysis.”

Name	Grant Date	All Other Stock Awards: Number of Shares of All Other Units (#)(1)	Grant Date Fair Value Of Stock and Option/SAR Awards ($) (2)
Alessandro P. DiNello	Various	31,299	$477,424
Paul D. Borja	Various	16,523	249,975
Lee M. Smith	Various	11,728	181,176
Michael C. Flynn	Various	16,228	242,313
Michael J. Tierney	Various	39.662	600,034
Matthew A. Kerin	Various	26.438	399,972

(1)
This amount reflects the number of shares of stock paid in 2013 as share salary to the named individuals pursuant to the 2006 Equity Incentive Plan. These grants were made in accordance with our normal payroll cycle throughout 2013 and are fully vested upon grant. The number of shares paid as share salary was calculated by dividing the dollar amount of the share salary for the relevant pay period by the closing price for a share of our common stock on the NYSE on the pay date for such pay period. During 2013, such closing prices ranged from $12.73 to $19.38 per share. As a result, there were bi-weekly grant dates for the NEOs, each corresponding to our normal payroll cycle.

(2)
The amounts in this column are the grant date fair values of the awards of shares of stock calculated in accordance with FASB ASC Topic 718. Amounts reported for share salaries represent the aggregate of 26 separate grants paid in accordance with our normal payroll cycle.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
Alessandro P. DiNello	51	—	$2,073.00	1/24/2015	—	—	(1)
	93	—	$686.00	1/24/2018	—	—	(2)
Paul D. Borja	114	—	$1,935.00	5/25/2015	—	—	(1)
	231	—	$686.00	1/24/2018	—	—	(2)
(1) Represents stock option awards issued January 24, 2005 and May 25, 2005, and the number of options and exercise prices have been adjusted to fully reflect a 1-for-10 reverse split effective May 27, 2010 and October 12, 2012, respectively. The options were scheduled to vest in four equal parts starting on the first anniversary of the grant date. However, the options are fully vested after our accelerated vesting of all out-of-the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options.
(2) Represents stock appreciation rights issued on January 24, 2008. The stock appreciation rights vested in four equal parts beginning January 24, 2009 and each one-year anniversary afterwards through 2012. The stock appreciation rights are required to be settled in cash.

Option Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting(1)	Value Realized On Vesting
Alessandro P. DiNello	—	—	31,299	$477,424
Paul D. Borja	—	—	16,523	249,975
Lee M. Smith	—	—	11,728	181,176
Michael C. Flynn			16,228	242,313
Michael J. Tierney	—	—	39,662	600,034
Matthew A. Kerin	—	—	26,438	399,972

(1)
The amounts in this column are the grant date fair values of the awards of shares of restricted stock calculated in accordance with FASB ASC Topic 718. Amounts reported for share salaries represent the aggregate of semi-monthly grants paid in accordance with our normal payroll cycle.

Employment Agreements and Compensation Arrangements

Alessandro P. DiNello. Mr. DiNello joined the Bank in 1979 and since that time, served in a variety of senior management roles. Effective December 18, 2012, the Boards of Directors of the Company and the Bank appointed Mr. DiNello as the President and Chief Administrative Officer, subject to receipt of regulatory non-objection from the OCC and the Federal Reserve. In March 2013, the Bank received OCC non-objection.

As Chief Administrative Officer, Mr. DiNello was entitled to a base salary of $700,000 annually and a share salary of $300,000 annually. In addition, Mr. DiNello was eligible to receive an additional number of “discretionary” shares of the Company’s common stock in an amount of up to $300,000, but in no event more than one-third of his annual compensation with respect to any period in which the Company was subject to TARP.

Subsequently, on May 16, 2013, the Bank entered into an agreement for Mr. DiNello to serve as President and Chief Executive Officer subject to the receipt of regulatory non-objection from the OCC and the Federal Reserve, which was received on May 17, 2013 and June 12, 2013, respectively. The agreement provides for an annual base salary of $895,000 and a share salary of $600,000 for the initial term, all of which is subject to the Board’s annual review. In addition, after the end of each calendar year, Mr. DiNello is entitled to an additional number of “bonus” shares of the Company's common stock having a fair market value of $600,000, subject to increase or decrease at the discretion of the Board. Any such restricted shares vest in accordance with the Board’s evaluation of Mr. DiNello’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. DiNello’s termination from employment for any reason.
Mr. DiNello is further entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provides Mr. DiNello the right to receive relocation assistance not to exceed $100,000, a monthly car allowance, and company-paid supplemental life insurance and short- and long-term disability insurance.

Paul D. Borja. We entered into an amended and restated employment agreement with Mr. Borja effective January 1, 2007, and amended that agreement on December 31, 2008 to comply with the requirements of IRC Section 409A, and further amended such agreement on January 30, 2009 to comply with the executive compensation restrictions and prohibitions that were applicable to our NEOs under the TARP Program Mr. Borja waived his right to any severance and change-in-control benefits until we were no longer subject to the restrictions of the TARP Program. Mr. Borja's agreement lapsed on December 31, 2013 and was not renewed.

Mr. Borja's base salary during 2013 was $500,000 and his share salary was $250,000.

Lee M. Smith. The Bank entered into an employment agreement with Mr. Smith at the time he was hired to serve as the Chief Operating Officer of the Company, subject to the receipt of regulatory non-objection from the OCC, which was received on August 13, 2013. The agreement provided for an annual base salary of $700,000 and a share salary of $300,000 for the initial term, all of which was subject to the Board’s annual review. In addition, after the end of each calendar year, the Company is required to award Mr. Smith an additional number of “bonus” shares of the Company's common stock having a fair market value of $300,000, which are subject to increase or decrease at the discretion of the Board. Any such restricted shares vest in accordance with the Board’s evaluation of Mr. Smith’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. Smith’s termination from employment for any reason.

Mr. Smith is further entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provides Mr. Smith the right to receive relocation assistance not to exceed $100,000, a monthly car allowance, and company-paid supplemental life insurance and short- and long-term disability insurance.

Michael J. Tierney. On October 1, 2012, we entered into an employment agreement with Mr. Tierney pursuant to which he agreed to serve as our President and Chief Executive Officer, subject to the receipt of regulatory non-objection from the OCC and the Federal Reserve, which was received on November 1, 2012 and December 21, 2012, respectively. The terms of the employment agreement required that Mr. Tierney be paid a base salary of $895,000 and a share salary of $600,000 annually, both of which would be subject to annual review by the Board.

In addition, the agreement provided that Mr. Tierney was eligible to receive an additional restricted stock grant following the end of the calendar year in an amount of up to $600,000 at the Board’s discretion, but in no event in excess of one-third of his annual compensation if he remained employed by the Bank, without notice of termination of his employment, through the date on which any such grant was due to be made. Any such granted restricted shares would vest in accordance with Mr. Tierney’s performance against his individual goals, as determined by the Board or a committee thereof in its sole discretion.

Mr. Tierney was further entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives.

The employment agreement could be terminated by the Bank and/or Mr. Tierney by giving six months prior written notice to the other party. The employment agreement did not provide for any termination or change-in-control benefits.

Mr. Tierney resigned as President and Chief Executive Officer effective May 15, 2013. Upon his resignation as Chief Executive Officer, Mr. Tierney agreed to serve as the Executive Vice President of the Bank’s Personal Financial Services division. In that role, Mr. Tierney continued to receive the same annual base salary and share salary. Mr. Tierney also continued to be eligible for additional restricted shares on the same terms, in the Board’s discretion, however, no shares were awarded. Effective January 31, 2014, Mr. Tierney resigned from the Company and the Bank.

Matthew A. Kerin. The Bank entered into an employment agreement with Mr. Kerin in November, 2009 pursuant to which Mr. Kerin joined the Company as Executive Vice President and Managing Director, Corporate Specialties. Effective December 18, 2012, Mr. Kerin was appointed President of the Bank's Mortgage Banking Division by the Board of Directors subject to the receipt of regulatory non-objection from the OCC, which was received on January 29, 2013. Mr. Kerin then received an increase in his annual base salary to $700,000 and a share salary of $400,000, pursuant to the terms of his November, 2009 employment agreement. In his new role, Mr. Kerin was also eligible to receive an additional restricted stock grant following the end of each calendar year in an amount of $400,000 at the Board’s discretion, but in no event in excess of one-third of his annual compensation if he remained employed by the Bank, without notice of termination of his employment, through the date on which any such grant was due to be made. Any such granted restricted shares would vest in accordance with Mr. Kerin’s performance against his individual goals, as determined by the Board or a committee thereof in its sole discretion.

In addition, the agreement provided that Mr. Kerin was entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. The employment agreement did not provide for any termination or change-in-control benefits and was subject to applicable laws.

On September 25, 2013, Mr. Kerin announced his intention to resign and transition out of his role as President of the Mortgage Banking Division. Mr. Kerin remained employed by the Bank as a Special Advisor to the Bank’s President and Chief Executive Officer through December 31, 2013. He continued to receive the same base and share salary compensation he had received in his role as President of the Bank’s Mortgage Banking Division, and the Bank also agreed to seek regulatory approval for a retention bonus to be paid in restricted stock, which request is currently pending.

Pension Benefit for Fiscal Year 2013

None of the NEOs have pension benefits.

Potential Payments Upon Termination or Change-in-Control

Pursuant to their employment agreements, Messrs. DiNello and Smith are entitled to receive a pro-rata portion of “bonus” shares for any partial year of employment. They are also entitled to immediate vesting of all awarded but unvested “bonus” shares if either is terminated for any reason.

Mr. Borja’s employment agreement provided that upon death, Mr. Borja’s estate would have been entitled to payment of six months’ base salary payable in a lump sum, approximately $374,991, any accrued, unpaid discretionary bonus payable in a lump sum, as well as six months of continued benefits worth approximately $5,428. The actual amounts to be paid out could only have been determined at the time of separation, and the amounts for Mr. Borja set forth above assumed that such separation was effective on or before December 31, 2013.
Mr. Borja was also eligible for: (a) twelve months’ base salary payable in a lump sum, continued participation in our health benefit plans through the term of the employment agreement, and a prorated amount of incentive compensation that would have been payable during the year of termination payable in the ordinary course in the event of his termination not “for cause” or constructive termination, and (b) a lump sum amount payable within 45 days of such termination equal to the difference between (x) 2.99 times his “base amount” under Section 280G of the IRC and (y) the sum of any other parachute payments that he receives on account of the change-in-control and for six months benefits continuation in the event of his involuntary or constructive termination in connection with a change in control. In the event of a voluntary termination, termination for “just cause,” disability, or retirement, Mr. Borja would not have been eligible for termination benefits.
For the first three months of 2013, Mr. Borja's termination benefits under his employment agreement were inoperable due to the TARP Capital Purchase Program. As discussed above in “Employment Agreements and Compensation Arrangements,” this agreement lapsed in accordance with its terms on December 31, 2013, and was not renewed.
There were no termination or change-in-control benefits provided in the employment agreements of Messrs. Tierney and Kerin.

Finally, stock options, stock appreciation rights and restricted stock are subject to the termination and change-in-control benefits set forth in the 2006 Equity Incentive Plan if granted under that plan. In the event of a voluntary termination, termination not “for cause,” constructive termination or an involuntary or constructive termination in connection with a change-in-control, stock options and stock appreciation rights may be exercised within three months after such termination. In the event of death or disability, vesting of restricted stock and stock options is accelerated, incentive compensation may be paid out at the target level, and stock options and stock appreciation rights may be exercised within one year of death and two years of disability. In the event of retirement, vesting of restricted stock and stock options is accelerated, incentive compensation may be paid out on a prorated basis based upon the actual amount payable for the year of termination, and the target level, and stock options and stock appreciation rights may be exercised within three months and one year, respectively. In the event of a change-in-control, vesting of unvested restricted stock, stock appreciation rights and stock options may be accelerated and stock appreciation rights and stock options may be exercised until expiration, incentive compensation may be paid out at the target level.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “Certain Transactions and Business Relationships.” No member of the Compensation Committee had any other relationship with us during 2013 requiring disclosure as a related party transaction. During 2013, none of our executive officers served as a member of another entity's compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

We and our subsidiaries regularly monitor transactions with our directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of us and our subsidiaries.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

Walter N. Carter is a member of our Board. He is a managing principal at, and has a 33.3% ownership interest in, Gateway Asset Management Company, which provides consulting services to us. We paid $1,670,925 to Gateway Asset Management Company for these consulting services in 2013.

In addition to the transactions listed above, certain directors and executive officers of us and our subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Other than the foregoing, and based solely on our review of copies of such reports received by us, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, we believe that all filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2013 were timely met.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we request that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”) identified in the section titled “Compensation Discussion and Analysis” set forth above in this proxy statement.

Our focus is to provide a compensation program that contributes to our strong pay for performance and long-term stockholder value orientation, supports our financial and strategic goals, complies with regulatory requirements, and discourages unnecessary and excessive risk-taking that could threaten our and our stockholder's interests. As we develop and execute our corporate strategies, our objective is achieving sustainable profits and growth with superior stockholder returns over the long term. In fiscal year 2013, our NEOs made and effectively managed the execution of key business and strategic decisions that enhanced our financial and operational performance in a safe and sound manner. Notwithstanding our increased performance, the compensation structure for our NEOs remained substantially the same in 2013 as compared to 2012.

Details concerning how we implement our compensation philosophy and structure our compensation programs are provided in the “Compensation Discussion and Analysis” section above. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and our performance.

In light of the foregoing, we ask that stockholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in the Company's proxy statement for the 2014 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Required Vote and Board Recommendation

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is advisory and therefore not binding on us, the Compensation Committee or the Board, we value the opinions of our stockholders. Accordingly, the Board will take the results of this vote under advisement and will consider our stockholders' concerns when making future decisions regarding our executive compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly served as our independent registered public accounting firm for the year ended December 31, 2013. A representative of Baker Tilly is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The Audit Committee appointed Baker Tilly to serve as our independent registered public accounting firm for 2014.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Baker Tilly. After doing so, it may retain that firm or another without re-submitting the matter to our stockholders. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Required Vote and Board Recommendation

The selection of our independent registered public accounting firm will be ratified if a majority of the votes cast on this proposal are voted in favor of ratification.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accounting firm, Baker Tilly. The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.
In addition, the Audit Committee has received the written disclosures and the letter from Baker Tilly required by the applicable requirements of the Public Company Accounting Oversight Board regarding Baker Tilly's communications with the Audit Committee concerning independence, and has discussed with Baker Tilly any relationships that may impact the independent registered public accounting firms' objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Jay J. Hansen, Chairman
James A. Ovenden
Michael J. Shonka

Fees of Independent Registered Public Accounting Firm

The Audit Committee engaged Baker Tilly as our independent registered public accounting firm for the year ended December 31, 2013. The following table presents fees for professional audit services rendered by Baker Tilly for its audit for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Baker Tilly during those periods.

	2013	2012
Audit fees (1)	$1,415,228	$1,627,465
Non-audit fees:
Audit-related fees (2)	36,157	21,000
Tax fees	-	-
All other fees	-	-
Total fees paid	$1,451,385	$1,648,465

(1)
Comprised of professional services rendered in connection with the regular annual audit of our financial statements, and approximately $300,000 related to additional audit services provided in connection with the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the years indicated.

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.

The Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with Baker Tilly maintaining its independence. None of the hours expended on Baker Tilly's engagement to audit the consolidated financial statements for the year ended December 31, 2013, were attributable to work performed by persons other than Baker Tilly's full-time, permanent employees. No other fees were paid to Baker Tilly during 2013.

The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accounting firm and confirm that such services do not impair the independent registered public accounting firms' independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2013, all of the fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.
STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Stockholders who intend to present a proposal for action at the 2015 Annual Meeting of stockholders (the “2015 Annual Meeting”) and would like a copy of the proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan 48098. Any such proposal must be received by us not later than December 31, 2014. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Rule 14a-8 under the Exchange Act.

Under the Articles, if a stockholder intends to nominate a director nominee for election at the 2015 Annual Meeting, or to submit a proposal at such meeting other than pursuant to SEC Rule 14a-8, such stockholder must provide written notice of such nomination or proposal to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the 2015 Annual Meeting. However, if public announcement of the date of the 2015 Annual Meeting is given fewer than 40 days before the date of that meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the 2015 Annual Meeting is mailed to stockholders. Such written notice must otherwise comply with the requirements of the Articles.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2015 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles can be obtained by written request to Flagstar Bancorp, Inc., Attn: Investor Relations Officer, 5151 Corporate Drive, Troy, MI 48098.

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013 , as filed with the SEC, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attn: Investor Relations Officer, 5151 Corporate Drive, Troy, MI 48098. Additionally, our Annual Report on Form 10-K and all other reports that we file with the SEC are available on our website under the investor relations section at www.flagstar.com.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
May 29, 2014

The undersigned hereby constitutes and appoints Christine M. Reid and Danielle Tatum, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan 48098 on May 29, 2014, at 10:30 a.m., Eastern Time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.

The Board of Directors recommends you vote "FOR" the following Director nominees and "FOR" the following proposals.

(1)	The election of directors: Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin,
James A. Ovenden, Peter Schoels, and David L. Treadwell.

	For	Against	Abstain
Alessandro P. DiNello	☐	☐	☐
Jay J. Hansen	☐	☐	☐
John D. Lewis	☐	☐	☐
David J. Matlin	☐	☐	☐
James A. Ovenden	☐	☐	☐
Peter Schoels	☐	☐	☐
David L. Treadwell	☐	☐	☐

(2) To approve on an advisory (non-binding) resolution to approve named executive officer compensation.

☐For	☐Against	☐Abstain

(3) To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.

☐For	☐Against	☐ Abstain

(4)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2013, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on May 29, 2014.

The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2013 Annual Report to Stockholders, are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.